Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES 10-YEAR EXTENSION OF ETAME EXCLUSIVE EXPLOITATION AREAS THROUGH 2028

PROGRESSING FORWARD 2019 DEVELOPMENT DRILLING PROGRAM

HOUSTON – September 25, 2018 – VAALCO Energy, Inc. (NYSE: EGY) through its wholly owned subsidiary, VAALCO Gabon S.A. (“VAALCO” or “the Company”) and the other Etame Participating Interest owners today announced the receipt of the Presidential Decree approving the successful execution of an Amendment to the Etame Marin Production Sharing Contract (“PSC”) in Gabon between the Government of Gabon and the Etame Participating Interest owners.  The Amendment provides for a 10-year extension of the three Exclusive Exploitation Areas under the PSC (“the Extension”).  VAALCO is the Operator with a 33.575% Participating Interest under the terms of the applicable Joint Operating Agreement.  The remaining owners of Participating Interests under the Joint Operating Agreement are Addax Petroleum Etame, Inc. (33.900%), Sasol Gabon S.A. (30.000%), and PetroEnergy Resources Corp. (2.525%).  VAALCO and the other Participating Interest Owners are referred to as the “Contractor Parties”.

Key Highlights of the Extension:

•	Extends each of the existing three Exclusive Exploitation Authorizations under the Etame PSC for 10 years from the date of the signing of the Amendment, with two additional five-year option periods;
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Provides the opportunity to make future investments that will yield benefit to both the Contractor Parties and the government of Gabon through further development of the resource potential within the Exploitation Areas;

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Commits the Contractor Parties to complete, within two years of the Amendment coming into force, a drilling program to drill two development wells and two appraisal wells, as well as undertake technical studies;

•	In addition, VAALCO has agreed individually to provide an increased commitment to corporate social responsibility projects in Gabon.

Cary Bounds, Chief Executive Officer, commented, “VAALCO, together with the other Contractor Parties, are very excited to announce this extension of our Exclusive Exploitation Authorizations in the Etame Marin Permit.  The Extension will further strengthen our strategic partnership with the Government of Gabon and ensures the long-term viability of our premier Etame asset, which has produced more than 100 million barrels of oil since inception. This extension stabilizes VAALCO’s outlook for the future, removes uncertainty, and allows us to focus on generating further value and extracting additional reserves from the Etame block. We are now ready to move forward with our 2019 development and appraisal drilling program. We will provide additional details once the locations and timing are finalized. As we look to the future, we remain focused on creating substantial value for our shareholders by operating safely and efficiently, and continuing to execute on our growth strategy.  The remaining opportunities in Etame are significant and we are well positioned to strengthen our financial and operational positions.  We are also very pleased to continue our long-term relationship with the Government of Gabon and look forward to many more years of successful operations in the country.”

Representatives of Sasol Gabon, Addax and PetroEnergy have also executed the Amendment.  The Contractor Parties have also agreed to their respective Participating Interest share of the work commitment and other obligations, including the drilling commitments, under the terms of the Extension. The Contractor Parties are optimistic that these wells will be part of a broader, long-term program to develop the economically recoverable portion of the hydrocarbon resources remaining in the field which will jointly benefit VAALCO, the other Contractor Parties and the Republic of Gabon.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, production and sales projections, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended June 30, 2018, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman, Jr. 713-623-0801